UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 20, 2008

ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

150 N. Meramec, St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreement between EFSC and Stephen P. Marsh. On November 20, 2008, EFSC entered into an employment agreement with Stephen P. Marsh (the “New Employment Agreement”). The New Employment Agreement replaces the prior employment agreement between EFSC and Mr. Marsh which was entered into on September 8, 2004. The New Employment Agreement reflects Mr. Marsh’s promotion to Executive Vice President of EFSC on September 24, 2008 and Mr. Marsh’s continued services as the Chairman and Chief Executive Officer of EFSC’s Enterprise Bank & Trust subsidiary (“Enterprise”). The provisions of the New Employment Agreement are retroactive to July 1, 2008 (the “Effective Date”). A copy of the New Employment Agreement is filed as Exhibit 99.1 to this Form 8-K, which is incorporated herein by this reference, and the summary below is qualified in its entirety by reference to the New Employment Agreement. Under the New Employment Agreement, Mr. Marsh will serve for an initial term lasting from the Effective Date until the earlier of Mr. Marsh’s death or the date on which Mr. Marsh’s employment with EFSC is terminated in accordance with the provisions of the New Employment Agreement.

     Mr. Marsh will receive an annual base salary of $275,000, with discretionary increases (but not decreases). Mr. Marsh will also be entitled to receive a targeted annualized bonus for each calendar year in the event that EFSC meets certain financial and operating goals for that calendar year (“Target Bonus”) as established by the Compensation Committee of the Board of Directors of EFSC (the “Committee”). Mr. Marsh will also be eligible for awards of equity compensation granted by the Committee, including, without limitation, grants of dollar-denominated restricted stock units pursuant to EFSC’s 2005 Long Term Incentive Compensation Plan (or a successor plan) and grants of stock settled appreciation rights in accordance with EFSC’s 2002 Stock Incentive Plan (as amended).

     During the term of his employment, Mr. Marsh will be entitled to participate in all regular employee benefit and deferred compensation plans established by either EFSC or Enterprise for its full-time employees. Such participation will be as provided in the application employee benefit or deferred compensation plan in accordance with the terms and conditions thereof as in effect from time to time and subject to applicable waiting periods.

     Under the terms of the New Employment Agreement, EFSC has the right to terminate Mr. Marsh’s employment upon prior written notice for cause, without cause, for reason of disability or upon death. In the event Mr. Marsh is terminated by EFSC for cause, death or disability, or Mr. Marsh elects to voluntarily terminate the New Employment Agreement, EFSC will not be obligated to pay any severance benefits or Target Bonus with respect to the year in which such termination occurs. Mr. Marsh will be entitled to severance compensation if EFSC effects a Termination Other Than For Cause (as defined in the Employment Agreement) or Mr. Marsh is terminated in a Termination Upon a Change in Control (as defined in the Employment Agreement).

     The New Employment Agreement contains restrictive covenants prohibiting Mr. Marsh from competing with EFSC during the term of his employment and a period of one year thereafter within the Metropolitan Statistical Areas of St. Louis, Kansas City or any other city in which EFSC or its affiliates has an office as of the time of Mr. Marsh’s termination. The New Employment Agreement also prohibits Mr. Marsh from soliciting employees and certain customers of EFSC or any of its affiliates. In addition, confidentiality provisions in the New Employment Agreement prohibit the use or disclosure of confidential information.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit No.

99.1	Form of Executive Employment Agreement by and between EFSC and Stephen P. Marsh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

By:

Date: November 25, 2008	/s/	Deborah N. Barstow
Deborah N. Barstow
Senior Vice President and Controller